                                                     Pursuant to Rule 424(b)(3)
                                                             File No. 333-84977


                                 US$994,000,000

                       CRUSADE GLOBAL TRUST NO. 1 OF 1999


                  CRUSADE MANAGEMENT LIMITED (ACN 072 715 916)
                                     Manager
                    ST.GEORGE BANK LIMITED (ACN 055 513 070)
                               Seller and Servicer
                     AXA TRUSTEES LIMITED (ACN 004 029 841)
                                 Issuer Trustee

     The notes will be collateralised by a pool of housing loans secured by properties located in Australia. The Crusade Global Trust No. 1 of 1999 will be governed by the laws of New South Wales, Australia.

     The notes are not deposits and neither the notes nor the underlying housing loans are insured or guaranteed by any governmental agency or instrumentality. The notes represent obligations of the Crusade Global Trust No. 1 of 1999 only and do not represent obligations of or interests in, and are not guaranteed by, Crusade Management Limited, St.George Bank Limited or AXA Trustees Limited.

     An application has been made to the London Stock Exchange Limited to admit the Class A-1, Class A-2 and Class A-3 notes to the Official List. THE PROSPECTUS DATED SEPTEMBER 17, 1999, INCLUDING APPENDIX I, AND THIS PAGE TOGETHER CONSTITUTE LISTING PARTICULARS WITH REGARD TO THE ISSUER TRUSTEE AND THE CLASS A-1, CLASS A-2 AND CLASS A-3 NOTES, AND HAVE BEEN APPROVED BY THE LONDON STOCK EXCHANGE LIMITED ON SEPTEMBER 22, 1999. SINCE SEPTEMBER 17, 1999, THERE HAS BEEN NO CHANGE TO THE INFORMATION CONTAINED IN THE PROSPECTUS DATED SEPTEMBER 17, 1999.

      INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 18.

                  INITIAL           INITIAL                            UNDERWRITING           PROCEEDS
                  PRINCIPAL         INTEREST         PRICE TO          DISCOUNTS AND          TO ISSUER
                  BALANCE           RATE             PUBLIC            COMMISSIONS            TRUSTEE

Class A-1 Notes   $300,000,000      LIBOR+0.25%      100.0000%         0.1000%                99.9000%
Class A-2 Notes   $569,000,000      LIBOR+0.33%      100.0000%         0.1600%                99.8400%
Class A-3 Notes   $125,000,000      LIBOR+0.42%      100.0000%         0.2245%                99.7755%
Total             $994,000,000                       $994,000,000      $1,491,025             $992,508,975

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON
                            DEUTSCHE BANC ALEX. BROWN
                                                               J.P. MORGAN & CO.

                The date of this prospectus is September 22, 1999